Exhibit 99.1

Tecumseh Products Company Reports 2011 Third Quarter Results

ANN ARBOR, Mich. – November 3, 2011 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $21.8 million, or $1.18 per diluted share, on net sales of $198.3 million for the third quarter ended September 30, 2011. This compares with a net loss of $3.2 million, or $0.17 per diluted share, on net sales of $221.6 million for the same period in 2010.

REVIEW OF OPERATIONS

For the quarter ended September 30, 2011, net sales were $198.3 million, down 10.5% percent from the same period last year. Excluding favorable currency impact, net sales decreased by 14.8%, compared to the third quarter of 2010.

Sales of compressors for commercial refrigeration and aftermarket applications, which represented 61% of total sales in the quarter, decreased 11.1%. The decrease was primarily driven by lower volumes and unfavorable changes in sales mix of $24.2 million, partially offset by price increases of $3.6 million and favorable changes in currency exchange rates of $5.6 million. The volume and sales mix declines are primarily a result of our customers reducing their inventory levels based upon their current forecasted demands as market conditions softened.

Sales of compressors for residential and specialty air-conditioning applications, which represented 21% of our total sales in the quarter, increased by 27.1%, mainly driven by volume and sales mix increases of $6.1 million, favorable changes in currency exchange rate of $1.8 million, and price increases of $0.8 million. Volume increases are primarily in our Latin America market where we continue to see positive growth, particularly in residential air-conditioning market over the same period in the prior year.

Sales of compressors for household refrigeration and freezer applications, which represented 18% of our total sales in the quarter, declined by 31.9%, mainly driven by volume and sales mix declines of $18.7 million and price decreases of $0.3 million, partially offset by $2.0 million in favorable changes in currency exchange rates. The volume and sales mix decreases are a result of intensified competition from Asian supply sources as a result of price increases we implemented to offset higher commodity costs and the weakening U.S. Dollar and a shift to more internal sourcing by one of our customers.

Gross profit for the quarter declined by $16.3 million to $5.0 million compared to the same period of 2010. This decrease was primarily attributable to unfavorable changes in commodity costs of $6.6 million, lost margin from volume and sales mix of $7.1 million, unfavorable currency exchange effects of $0.2 million, unfavorable changes in other material cost of $3.6 million, and $4.2 million, primarily as a result of unfavorable absorption of fixed overhead costs due to lower volume. These decreases were partially offset by the favorable effect of net price increases of $4.1 million and favorable changes in all other expenses of $1.3 million.

Selling and administrative (“S&A”) expenses for the third quarter of 2011 decreased by $0.8 million, or 2.9 percent, from 2010 third-quarter levels. The decrease is mainly due to a reduction in payroll, benefits and other related employee expenses of $1.7 million as a result of our continued restructuring efforts, partially offset by an increase in professional fees of $1.4 million. All other selling and administrative expenses decreased by $0.5 million for the quarter. As a percentage of net sales, S&A expenses were 13.5% in the third quarter of 2011 compared to 12.4% in the third quarter of 2010, which is mainly as a result of reduced sales volume.

Other income and (expense), net increased to $4.4 million in the third quarter of 2011 from $3.4 million in the third quarter of 2010, primarily due to a gain on the sale of assets of $3.0 million, and the favorable impact of OPEB charges of $1.6 million, partially offset by unfavorable changes in currency exchange rates of $2.9 million and changes in all other income and expense items of $0.7 million.

We recorded expenses of $0.3 million for impairments, restructuring charges and other items, primarily related to severance costs, in the third quarter of 2011 compared to $0.9 million in the same period of 2010.

Net loss from continuing operations for the third quarter of 2011 was $20.7 million, or $1.12 per share, as compared to a net loss from continuing operations of $3.0 million, or $0.16 per share, in the third quarter of 2010.

CASH AND LIQUIDITY

As of September 30, 2011, we had $44.8 million of cash and cash equivalents, and $63.0 million in debt, of which $7.2 million was long-term in nature. For the first three quarters of 2011, cash used in operations totaled $17.6 million. An increase in working capital items, cash used in our net loss, net of non-cash items, partially offset by the receipt of recoverable non-income taxes, were significant elements of cash used in operations during the first three quarters of 2011.

With respect to working capital, inventory levels increased $2.5 million primarily due to currency effects and our lower than expected sales volumes which resulted in an increase in inventory days on hand by six days compared to December 31, 2010.

Decreased accounts receivable was a source of cash of $11.1 million during the first three quarters of 2011 primarily as a result of lower sales over the fourth quarter of the prior year, improvement in days’ sales outstanding of three days when compared to December 31, 2010 and increased factoring of our receivables.

Payables and accrued expenses used $34.9 million of cash, mainly as a result of decreased purchases of inventories, and a decrease in payable days outstanding of fourteen days compared to December 31, 2010. This reduction in days outstanding is mainly a result of a conscious effort to pay down our payables in our Brazilian and European locations to reduce interest charges.

Recoverable non-income taxes provided cash of $26.8 million in the first three quarters of 2011, primarily due to additional refunds of outstanding Brazilian non-income taxes.

BUSINESS OUTLOOK

We currently expect that full-year 2011 net sales could decrease up to ten percent from 2010 levels and full-year 2011 average cost of purchased materials, including the impact of hedging activities, will likely exceed the average cost in 2010. We expect the changes in commodity costs, after giving consideration to our hedging contracts, to have an unfavorable impact totaling approximately $24.0 million when compared to the full year 2010. We also expect full-year 2011 currency exchange rate changes, after giving consideration to our hedging contracts and including the impact of balance sheet remeasurement, to have an unfavorable impact totaling approximately $4.0 million to $6.0 million. We expect that the full year 2011 operating profit could improve from 2010. Our primary offsets are expected to include lower expected impairments, restructuring charges and other items in 2011 as compared to 2010, price increases and continued focus on cost reductions.

Conference Call

Tecumseh will broadcast its financial results conference call live over the Internet on Friday, November 4, 2011, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of Tecumseh Products Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, and new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; ii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iii) local governmental, environmental and energy regulations; iv) actions of competitors in highly competitive markets with intense competition; v) current and future global economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; vi) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; vii) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; viii) our ability to maintain adequate liquidity in total and within each foreign operation; ix) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) increased or unexpected warranty claims; xi) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the success of our ongoing efforts to bring costs in line with projected production levels and product mix; xv) weather conditions affecting demand for replacement products; and xvi) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and Tecumseh Products Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.